Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 1-10585 of Church & Dwight Co., Inc. Profit Sharing Plan for Salaried Employees on Form S-8 of our report dated June 29, 2010 appearing in the Annual Report on Form 11-K of Church & Dwight Co., Inc. Savings & Profit Sharing Plan for Salaried Employees for the year ended December 31, 2009.

/s/ J.H. Cohn LLP
Roseland, New Jersey
June 29, 2010